Exhibit 10.11

ELECTROMED, INC.

Performance Stock Unit Agreement

(Inducement Grant)

Electromed, Inc., a Minnesota corporation (the “Company”), hereby grants an award of Performance Stock Units (“Units”) to you, the Participant named below. The terms and conditions of this Award are set forth in this Performance Stock Unit Agreement (the “Agreement”), consisting of this cover page, the Terms and Conditions on the following pages and the attached Exhibit A. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Company’s 2017 Omnibus Incentive Plan (the “Plan”), as amended from time to time.

Name of Participant:	[_______]
Number of Units:	[_______]
Grant Date:	[_____ __], 20[__]
Performance Period:	July 1, 20[__] – June 30, 20[__]
Measurement Periods:	Each fiscal quarter within the Performance Period
Performance Vesting:	The number of Units determined in accordance with Exhibit A to have achieved the applicable Performance Hurdle as of the end of a Measurement Period will vest* on the applicable Vesting Date.
Vesting Dates:	The last day of each fiscal quarter between the Grant Date and the last day of the Performance Period.
Performance Goals:	See Exhibit A.
Inducement Grant:

This Award is made and granted to you as an inducement material to you entering into employment with the Company as its [_______] in reliance on the employment inducement award exemption under the NYSE American LLC Company Guide Section 711(a).

See Section 14 of the Terms and Conditions of the Agreement for additional information.

* Assumes your Service has been continuous from the Grant Date to an applicable Vesting Date.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award of Performance Stock Units.

PARTICIPANT:	ELECTROMED, INC.

By:	By:
Name:	Name:
Title:

ELECTROMED, INC.

Performance Stock Unit Agreement

(Inducement Grant)

Terms and Conditions

1.	Award of Performance Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Performance Stock Units (the “Units”) in an amount equal to the Number of Units specified on the cover page of this Agreement. The number of Units that vest pursuant to this Award will be determined based on Exhibit A to this Agreement. Each Unit that is vested as a result of the performance goals specified in Exhibit A to this Agreement having been satisfied and which thereafter vests represents the right to receive one Share of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be recorded for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2.	Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than a transfer upon your death in accordance with your will or by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(c) of the Plan. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to the Award immediately prior to its transfer. Any attempted transfer in violation of this Section 2 shall be void and without effect. The Units and your right to receive Shares in settlement of any Units under this Agreement shall be subject to forfeiture except to the extent the Units have been vested as provided in Sections 4 and 5.

3.	No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with any Units granted or vested pursuant to this Agreement unless and until Shares are issued to you in settlement of vested Units as provided in Section 5.

4.	Vesting and Forfeiture of Units. The Units shall vest at the earliest of the following times and to the degree specified.

(a)	Performance Vesting. If a Performance Hurdle is achieved, the number of Units associated with that goal as determined in accordance with Exhibit A, will vest on the last day of that Measurement Period (a Vesting Date), but only if you have continuously provided Service from the Grant Date to the Vesting Date.

(b)	Accelerated Vesting.

i.	Vesting of the Units may be accelerated at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

ii.	Notwithstanding Sections 12(b)(2) and (3) of the Plan, if and to the extent that outstanding Units are not continued, assumed or replaced in the event of a Change in Control that involves a Corporate Transaction prior to the last day of the Performance Period, then, upon the Change in Control, (A) the Performance Period will end, (B) such date will be a Vesting Date, (C) the number of Units that are determined to have been achieved based on actual performance as determined in Exhibit A over the truncated Performance Period will vest, and (D) the number of Units vested under this subsection

4(b)(ii) will be considered “fully vested” for purposes of Sections 12(b)(2) and (3) of the Plan.

(c)	Forfeiture of Unvested Units. To the extent Sections 4(a) or 4(b) are applicable to this Award, any Units that do not vest by the last day of the Performance Period shall immediately be forfeited without consideration. Except as provided in Section 4(b), if your Service to the Company terminates prior to the last day of the Performance Period, all unvested Units shall immediately be forfeited.

5.	Settlement of Units. As soon as practicable after a Vesting Date (or the date a PSU is otherwise vested pursuant to the terms of the Plan (but no later than the 15th day of the third calendar month following the Vesting Date), for each (if any) Unit which has vested for that Measurement Period, and after the Company has determined that all other conditions to receive shares, including satisfaction of withholding tax obligations and compliance with applicable laws as provided in Section 17(c) of the Plan, have been satisfied, the Company shall deliver to you one Share in payment and settlement of each vested Unit, as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by such person, or book-entry registration of such Shares with the Company’s transfer agent. Delivery of the Shares shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. If the Units that vest include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to issuance of Shares as provided herein.

6.	Withholding Taxes. No Shares will be delivered to you in settlement of vested Units unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. You may satisfy such withholding tax obligations by delivering Shares you already own or by having the Company retain a portion of the Shares that would otherwise be issued to you in settlement of the Units and that have a fair market value equal to the amount of such withholding tax obligations by notifying the Company of such election prior to a Vesting Date.

7.	Compensation Recovery Policy. This Award and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or the Committee, including but not limited to, a policy adopted in response to the requirements of Section 10D of the Exchange Act, the Securities and Exchange Commission’s final rules thereunder, any listing rules of any national securities exchange on which the Company’s Shares are then listed, other rules and regulations implementing the foregoing, or as otherwise required by law, as such policy or policies may be in effect from time to time. This Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

8.	No Right to Continued Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

9.	Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. Except for as provided in Section 4(b)(2) of this Agreement, if there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

10.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

11.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

12.	Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

13.	Electronic Delivery and Acceptance. The Company may deliver any documents related to this Performance Stock Unit Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

14.	Inducement Grant. This Award is made and granted as a stand-alone award, separate and apart from, and outside of, the Plan, and shall not constitute an award granted under or pursuant to the Plan. Notwithstanding the foregoing, the terms, provisions, conditions and definitions set forth in the Plan shall apply to this Award (including but not limited to the adjustment provisions contained in Section 12 of the Plan) as if it had been granted under the Plan, and this Award shall be subject to such terms, provisions, conditions and definitions, which are hereby incorporated into this Agreement by reference. For the avoidance of doubt, this Award shall not be counted for purposes of calculating the aggregate number of Shares that may be issued or transferred pursuant to Awards under the Plan as set forth in Section 4(a) of the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

Exhibit A
to Performance Stock Unit Agreement

Performance Goals

Quarterly TSR Evaluation

Subject to the terms of the Performance Stock Unit Agreement and the Plan, and your continuous Service through each Vesting Date, each PSU will vest based on achievement of the applicable TSR Performance Hurdle for a Share as set forth in the table below.

Number of PSUs	TSR Performance Hurdle
[_______]	50%
[_______]	100%

The applicable Performance Hurdle will be considered achieved if the cumulative total shareholder return (“TSR”), measured from the Initial Value, for a Share, exceeds the Performance Hurdle as of the last day of a Measurement Period. The “Initial Value” equals the three-month volume-weighted average closing sales price for a Share on the principal securities market on which the Stock traded as of the Grant Date. TSR will be calculated based on the following formula using the three-month volume-weighted average closing sales price for a Share on the principal securities market on which it traded as of the last day of the Measurement Period as the “Current Value.”

TSR =	(Initial Value – Current Value) + Dividends
Initial Value

If a Performance Hurdle is not achieved by a Vesting Date, the applicable number of PSUs may vest on a subsequent Vesting Date if the applicable Performance Hurdle is achieved as of the end of a subsequent Measurement Period. Any PSUs that have not vested based on achievement of the applicable Performance Hurdle by the last day of the Performance Period will be forfeited without consideration.

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